Exhibit 10.48
SUMMARY OF COMPENSATION ARRANGEMENTS
WITH NAMED EXECUTIVE OFFICERS
(As of August 27, 2007)
The following summarizes the current cash compensation and benefits received by the Company’s Chief Executive Officer and the other officers who will be named in the Summary Compensation Table in the proxy statement for the Company’s upcoming Annual Meeting of Stockholders, as well as the Company’s Chief Financial Officer (collectively, the “Named Executive Officers”). This document is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.
The executive officers of the Company serve at the discretion of the Board of Directors. The Compensation and Stock Option Committee of the Board (the “Committee”) reviews and determines the salaries that are paid to the Company’s executive officers, including the Named Executive Officers. The current salaries of the Named Executive Officers are as follows:

Richard J. Schnieders	$1,118,000
Chairman of the Board and Chief Executive Officer

John K. Stubblefield, Jr.	Retired June 30, 2007
Former Executive Vice President, Finance and Chief Financial Officer

Kenneth F. Spitler	$650,000
President and Chief Operating Officer
President of North American Foodservice Operations

Larry J. Accardi	$580,000
Executive Vice President, Sales

Larry G. Pulliam	$540,000
Executive Vice President, Merchandising Services

William J. DeLaney III	$530,000
Executive Vice President and Chief Financial Officer
The Named Executive Officers are also eligible to participate in the Company’s executive and regular benefit plans and programs, as described below. All executive benefit plans and agreements are filed as exhibits to the Company’s Exchange Act filings. Information regarding these plans and agreements, as well as compensation paid or earned during fiscal 2007, will be included in the Company’s 2007 Proxy Statement.
Management Incentive Plan
The Named Executive Officers are eligible to receive an annual incentive bonus under the SYSCO Corporation Management Incentive Plan (the “MIP”). For fiscal 2007 and later years, participants will receive an automatic 28% stock match of their MIP bonus, if any.

Supplemental Performance-Based Bonus Plan
The Named Executive Officers are eligible to participate in a Supplemental Performance-Based Bonus Plan which may result in up to a 25% upward or downward adjustment to the amount of any annual incentive bonus earned under the MIP.
Deferred Compensation Election
MIP participants, including the Named Executive Officers, may defer up to 40% of their annual incentive bonus (without considering any election to receive a portion of the bonus in stock) under the Executive Deferred Compensation Plan (“EDCP”). They may also elect to defer all or a portion of their salary under the EDCP. For deferrals of up to 20% of the annual incentive bonus, the EDCP provides for SYSCO to credit the participant’s deferred compensation account in an amount equal to 15% of the amount deferred.
Stock Options
The Named Executive Officers are eligible to receive options under SYSCO’s stock option plans, including the 2004 Stock Option Plan, in such amounts and with such terms and conditions as determined by the Committee at the time of grant.
Mid-Term Incentive Plan
The Named Executive Officers are eligible to participate in the SYSCO Corporation 2004 Mid-Term Incentive Plan (formerly the 2004 Long-Term Cash Incentive Plan).
Supplemental Executive Retirement Plan
MIP participants, including the Named Executive Officers, are also eligible to participate in a Supplemental Executive Retirement Plan (the “SERP”).
Severance Agreements
Certain of the Named Executive Officers have Severance Agreements with the Company.
Other Benefits
The Named Executive Officers also participate in SYSCO’s regular employee benefit programs, which include a defined benefit retirement plan, a 401(k) plan with Company match, group medical and dental coverage, group life insurance and other group benefit plans. They are also provided with additional life insurance benefits, as well as long-term disability coverage.